Exhibit 99.1

FOR IMMEDIATE RELEASE

February 19, 2020

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Keith Suchodolski, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

DECLARES INCREASED QUARTERLY CASH DIVIDEND

Fairfield, New Jersey, February 19, 2020 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), announced today that the Company’s Board of Directors has declared a quarterly cash dividend of $0.08 per share to stockholders of record as of March 4, 2020, payable on March 18, 2020.  This represents an increase of $0.01 from the prior quarter’s dividend of $0.07 per share.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 49 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.   At December 31, 2019, Kearny Financial Corp. had approximately $6.6 billion in total assets.

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